Filed Pursuant to Rule 424(b)(7) Registration Statement No. 333-139950

PROSPECTUS SUPPLEMENT No. 6

(To Prospectus dated January 12, 2007,
as supplemented by the Prospectus
Supplement dated April 2, 2007,
Prospectus Supplement No. 2 dated
April 23, 2007, Prospectus Supplement
No. 3 dated July 25, 2007, Prospectus
Supplement No. 4 dated October 17, 2007
and Prospectus Supplement No. 5 dated
December 18, 2007)

$115,000,000

Acadia Realty Trust

3.75% Convertible Notes due 2026 and
Common Shares Issuable Upon Conversion of the Notes

This prospectus supplement no. 6 supplements and amends the prospectus dated January 12, 2007 (as amended by the prospectus supplement dated April 2, 2007, prospectus supplement no. 2 dated April 23, 2007, prospectus supplement no. 3 dated July 25, 2007, prospectus supplement no. 4 dated October 17, 2007 and prospectus supplement no. 5 dated December 18, 2007) relating to the sale from time to time by the selling security holders named in the prospectus supplement dated April 2, 2007, as previously supplemented, and in this prospectus supplement of up to $115,000,000 aggregate principal amount of our 3.75% Convertible Notes due 2026 and our common shares issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus and the prospectus supplement dated April 2, 2007, as previously supplemented, except to the extent that the information in this prospectus supplement supersedes any information contained in those documents.

Our common shares are listed on the New York Stock Exchange under the symbol “AKR.”  On June 19, 2008, the last reported sales price for our common shares on the New York Stock Exchange was $24.71 per share.

Investing in the notes and our common shares involves risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement dated April 2, 2007, as well as in the documents incorporated by reference in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2008

SELLING SECURITY HOLDERS

The information appearing in the table below with respect to the selling security holders named therein supplements the information with respect to such selling security holders in the table appearing under the heading “Selling Security Holders” in the prospectus supplement dated April 2, 2007.  The information is based solely on information provided to us by or on behalf of the selling security holders.  The number of common shares issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder and offered hereby at the initial conversion rate of 32.4002 common shares per $1,000 principal amounts of the notes.  This conversion rate is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the notes or common shares issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling security holders will sell all of the notes or convert all of the notes and sell all of the common shares issuable upon conversion of the notes offered pursuant to this prospectus supplement and the prospectus supplement dated April 2, 2007.  In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Outstanding Notes Beneficially Owned Prior to this Offering	Common Shares Issuable Upon Conversion of the Notes and Available for Resale(1)(2)	Other Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned Following the Offering(8)

Bayerische Hypo- und Vereinsbank AG, Munich (3)	17,750,000	15.4%	575,103	--	--

Merrill Lynch, Pierce, Fenner & Smith, Inc. (4)	100,000(5)	5.3%(6)	3,240(7)	--	*(6)

______________

* Less than 1%

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided us with the information regarding their holdings of notes and common shares for inclusion herein.

(2)
Consists of common shares issuable upon conversion of the notes, assuming the initial conversion rate of 32.4002 common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interests. The conversion price is subject to adjustment as described in the prospectus supplement dated April 2, 2007 under “Description of Notes—Conversion Rights.”

(3)	The selling security holder is a public company listed on several European stock exchanges including the Munich Stock Exchange.
(4)
Merrill Lynch & Co., Inc., a reporting company, exercises voting and/or dispositive powers with respect to these securities.  Merrill Lynch, Pierce, Fenner & Smith Inc. is a subsidiary of Merrill Lynch Co., Inc.

(5)	As of April 4, 2008, the selling security holder also held an additional $6,000,000 principal amount of the notes that were previously registered.
(6)	Includes the notes referenced in footnote (5).
(7)	Does not include the notes referenced in footnote (5).
(8)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 32,263,740 shares outstanding as of May 8, 2008.  In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of the convertible notes held by a particular holder. However, we did not assume the conversion of the convertible notes held by any other holder.